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                    November 28, 2022

       James Schmidt
       Chief Financial Officer, Corporate Secretary and Treasurer
       VICOR CORP
       25 Frontage Road
       Andover, MA 01810

                                                        Re: VICOR CORP
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            File No. 000-18277

       Dear James Schmidt:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing